EXHIBIT 10(o)(ii)


        WALGREEN CO. NONEMPLOYEE DIRECTOR STOCK PLAN
                       AMENDMENT NO. 1

                              I

Article 2 of the Plan shall be amended to add the definition of Deferred Cash Compensation Account as follows:

     "DEFERRED CASH COMPENSATION ACCOUNT" means an account established pursuant to Section 7.5 to provide for the deferral of the cash component of Annual Retainers, Committee Fees, and Meeting Fees.

                             II

Section 7.1 of the Plan shall be amended to read as follows:

     7.1 DEFERRAL OF RETAINERS, COMMITTEE FEES, AND MEETING FEES. During the term of this Plan, any Nonemployee Director may elect to receive all or a portion of the cash component of his or her Annual Retainer, Committee Fees, or Meeting Fees in the form of Deferred Stock Units or to have such amounts placed in a Deferred Cash Compensation Account. During the term of this Plan, any Nonemployee Director may also elect to receive all or a portion of the share component of his or her Annual Retainer in the form of Deferred Stock Units. An election to receive Deferred Stock Units or to defer amounts into the Deferred Cash Compensation Account pursuant to this Section 7.1 shall be subject to the provisions of the Article 7.

                             III

Section 7.2 of the Plan shall be amended to read as follows:

     7.2 ELECTION. An election to receive all or a portion of a Nonemployee Director's Annual Retainer, Committee Fees, or Meeting Fees in the form of Deferred Stock Units or to defer amounts into the Deferred Cash Compensation Account, as provided in Section 7.1, shall be made by December 1 for all payments to be made in the succeeding calendar year.
New Nonemployee Directors shall make their election with respect to their initial retainer upon their original election to the Board. Each such election may pertain to more than one (1) calendar year of scheduled payments. Deferral elections may be made only in ten percent (10%) increments.

                             IV

Sections 7.5, 7.6, and 7.7 shall be hereby added to the Plan as follows:

     7.5 DEFERRED CASH COMPENSATION ACCOUNT. All amounts deferred into the Deferred Cash Compensation Account in connection with an election pursuant to Section 7.2 shall accrue interest on a monthly basis at a monthly compounding rate equal to one hundred twenty percent (120%) of the applicable federal mid-term rate (as determined under Internal Revenue Code Section 1274 (d) and the regulations thereunder) until the Participant's termination of service on the board.

     7.6 VESTING OF DEFERRED CASH COMPENSATION ACCOUNT. Subject to the terms of this Plan, all amounts deferred into the Deferred Cash Compensation Account under this Article 7 shall vest one hundred percent (100%) upon the deferral of amounts into the Deferred Cash Compensation Account. All interest earned in the Deferred Cash Compensation Account pursuant to Section 7.5 shall vest one hundred percent (100%) as such interest is earned.

     7.7 PAYOUT OF DEFERRED CASH COMPENSATION ACCOUNT. Except as provided otherwise in this Plan, the payout of the Deferred Cash Compensation Account shall be made in two (2) equal cash payments. The first payment shall be made within thirty (30) days following the participant's termination of service on the Board. The second payment shall be made one
(1) year after the Participant's first payment. The second payment shall accrue interest from the Participant's termination of service on the Board on a monthly basis at a monthly compounding rate equal to the prime lending rate of interest in effect as of the first business day of that month (as quoted by the Company's then current lending bank financing service for commercial borrowings). The accrued interest shall be paid with the second payment under this
Section 7.7.

                              V

In all other respects, except as otherwise set forth, the Plan shall remain in force and effect.